PROPERTY CAPITAL TRUST
                   One Post Office Square
                Boston, Massachusetts  02109






                                           November 8, 1995





To the Shareholders of
  Property Capital Trust:

          You are cordially invited to the Annual Meeting of Shareholders which will be held in the Captain's Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Friday, December 15, 1995, at 10:30 A.M.

          At the meeting, you will be asked to elect seven Trustees; to ratify the new business plan adopted earlier this year by the Trustees and, in connection therewith, to approve certain amendments to the Trust's Declaration of Trust which will facilitate the implementation of such plan; to ratify the appointment of the Trust's independent auditors; and to transact such other business as may properly come before the meeting.

          The new business plan which shareholders are being asked to ratify contemplates the orderly disposition of the Trust's assets on a property-by-property basis over a period of time estimated to be between three and five years. Please see Section II of the enclosed proxy statement for a more complete description of the new business plan.

          Before proceeding with the formal business of the meeting, we will discuss the new business plan, the reasons for its adoption and its impact on the Trust and its shareholders. There will be time for questions and for discussions with the Trustees and officers.

          As the adoption of the new business plan is one of the most important decisions to have been made in the Trust's history, we hope you will attend the meeting in person, but we urge you in any event to complete the enclosed proxy and promptly return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person.

                              Sincerely,



                              JOHN A. CERVIERI JR.
                              Managing Trustee

                   PROPERTY CAPITAL TRUST
                   One Post Office Square
                Boston, Massachusetts  02109

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Property Capital Trust:


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Property Capital Trust (the "Trust") will be held in the Captain's Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Friday, December 15, 1995, at 10:30 A.M., for the following purposes:

1.   to elect seven Trustees;

2. to ratify the new business plan adopted earlier this year by the Trustees and, in connection therewith, to approve certain amendments to the Trust's Declaration of Trust which will facilitate the implementation of the new business plan;

3. to ratify the appointment of Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending July 31, 1996; and

4. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          Only shareholders of record at the close of business on October 30, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                              BY ORDER OF THE TRUSTEES,


                              WALTER F. LEINHARDT,
                              Secretary

Boston, Massachusetts
November 8, 1995


YOUR VOTE IS IMPORTANT.  PLEASE RETURN YOUR PROXY PROMPTLY.


WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                   PROPERTY CAPITAL TRUST
                   One Post Office Square
                Boston, Massachusetts  02109

                       PROXY STATEMENT


           SOLICITATION AND REVOCATION OF PROXIES

          This Proxy Statement is furnished to the shareholders of Property Capital Trust (the "Trust") in connection with the solicitation of proxies by the Trustees of the Trust for use at the Annual Meeting of Shareholders to be held in the Captain's Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Friday, December 15, 1995, at 10:30 A.M., or any adjournments or postponements thereof. The meeting has been called for the purposes of:

     (i) electing seven Trustees;

     (ii) ratifying the new business plan adopted earlier this year by the Trustees (the "New Business Plan") and approving amendments to the Trust's Declaration of Trust (the "Declaration of Trust") which (A)delete from the Declaration of Trust a provision requiring the approval of holders of two-thirds of the Trust's common shares (the "Common Shares") for a sale of all or substantially all of the Trust's assets, and substitute therefor a provision requiring approval of holders of two-thirds of the Trust's Common Shares for a sale of assets of the Trust in a single transaction, or a series of related transactions, for aggregate consideration to the Trust of $50,000,000 or more and (B)delete from the Declaration of Trust a provision requiring the approval of holders of two-thirds of the Trust's Common Shares for the termination of the Trust, and substitute therefor a provision requiring approval of holders of two-thirds of the Trust's Common Shares only if the Trustees seek to terminate the Trust at a time when the real estate assets of the Trust have a value of $10,000,000 or more;

     (iii) ratifying the appointment of Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending
     July 31, 1996; and

     (iv) considering and acting upon such other business as may properly come before the meeting.

          If proposal (ii) above is approved by the shareholders, the New Business Plan will be implemented by the Trust. The New Business Plan contemplates the orderly disposition of the Trust's assets on a property-by-property basis over a period of time estimated to be between three and five years with the distribution of the net proceeds (subject to the satisfaction of the Trust's liabilities) to the Trust's shareholders. See Section II "New Business Plan" for a more complete description of the New Business Plan and "Incentive Compensation Agreement" for a description of the new incentive compensation agreement entered into between the Trust and its chief executive officer in contemplation of the implementation of the New Business Plan. It is not expected that any properties will be sold to persons deemed to be affiliates of the Trust. No shareholders of the Trust will have any rights of appraisal or similar dissenters' rights with respect to the New Business Plan under the Trust's Declaration of Trust or Massachusetts law.



          This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy are being mailed on or about
November 8, 1995, to shareholders of record on October 30, 1995.


          A proxy delivered pursuant to this solicitation may be revoked by a shareholder at any time prior to its exercise by written notice to the Secretary of the Trust, by submission of another proxy bearing a later date or by voting at the meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Trust. The mere presence at the meeting of the shareholder who has delivered a proxy will not revoke the proxy. If a proxy is not revoked, the shares represented thereby will be voted at the meeting in accordance with the instructions indicated in the proxy by the shareholder, or, if no instructions are indicated, will be voted FOR the slate of Trustees described herein, FOR the ratification of the New Business Plan and approval of the amendments to the Declaration of Trust, FOR the ratification of the appointment of Ernst & Young LLP and, as to any other matter that may be brought before the meeting, in accordance with the judgment of the person or persons voting the same.

          Shares as to which a broker indicates it has no discretion to vote and which are not voted and abstentions will be considered not present at the Annual Meeting for purposes of determining the presence of a quorum and as unvoted for approving the election of Trustees, for ratifying the New Business Plan and approving the amendments to the Declaration of Trust and for ratifying the appointment of Ernst & Young LLP as independent auditors. The votes of shareholders present in person or represented by proxy at the Annual Meeting will betabulated by an inspector of elections appointed by the Trust. The inspector's duties include determining the number of shares represented at the Annual Meeting, counting all votes and ballots and determining the number of shares representing any outcome of the balloting.

          Management of the Trust is not aware of any matters not set forth herein that may come before the meeting. Any written notice revoking a proxy should be sent to the Trust prior to the Annual Meeting at: Property Capital Trust, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, Attention: WalterF. Leinhardt, Secretary.

          All expenses in connection with this solicitation will be borne by the Trust. It is expected that solicitation will be made primarily by mail, but employees of the Trust may also solicit proxies for no additional compensation, and Georgeson& Company Inc. may also solicit proxies on behalf of the Trust at an anticipated cost of $7,500 plus reimbursement of reasonable out-of-pocket expenses. The Trust will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons for the purpose of obtaining authorization for the execution of proxies. The Trust will reimburse such persons and the Trust's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.


        VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

          Only holders of record of the Common Shares at the close of business on October 30, 1995, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. The total number of Common Shares outstanding as of October 30, 1995 was 9,053,881. Each Common Share is entitled to one vote on each matter which may come before the meeting. The presence at the meeting in person or by proxy of one-third of the Common Shares outstanding and entitled to vote will constitute a quorum for the transaction of business.

          To the best knowledge of the Trust, no person beneficially owns (as such term is defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) more than 5% of the Common Shares.

          The following table sets forth, as of October 30, 1995, information known to the Trust with respect to the beneficial ownership of Common Shares by (i)each Trustee of the Trust, (ii)each executive officer of the Trust named in the Summary Compensation Table under "Executive Compensation" and (iii)all Trustees and executive officers of the Trust as a group:

                                           AMOUNT AND NATURE
                                             OF BENEFICIAL         PERCENT OF
NAME AND ADDRESS                             OWNERSHIP {1/}           CLASS

William A. Bonn                                  14,374 {2/}          {3/}
Walter M. Cabot                                  16,565 {4/}          {3/}
John A. Cervieri Jr.                            170,567 {5/6/}        1.9%
Robin W. Devereux                                 8,000 {7/}          {3/}
Graham O. Harrison                               35,690 {8/}          {3/}
Walter F. Leinhardt                               6,897 {9/}          {3/}
Edward H. Linde                                  11,669 {10/}         {3/}
Robert M. Melzer                                 48,000 {11/}         {3/}
Glenn P. Strehle                                  7,475 {12/}         {3/}
Michael I. Sucoff                                 8,500 {13/}         {3/}
All Trustees and                                327,737 {14/}         3.6%
  executive officers
  as a group
  (10 persons)

_______________

{1/} Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.

{2/} Represents 3,874 Common Shares held on Mr. Bonn's behalf through the PCT 401(k) Plan and Trust, the defined contribution plan sponsored by the Trust, of which Mr. Bonn is a Trustee and 10,500 Common Shares issuable upon exercise of vested employee stock options granted under the Property Capital Trust 1992 Employee Stock Option Plan (the "1992 Employee Stock Option Plan"). Does not include 34,500 Common Shares issuable upon exercise of employee stock options granted under the 1992 Employee Stock Option Plan which have not yet vested.

{3/} Less than 1%.

{4/} Includes 15,965 Common Shares issuable under the Property Capital
     Trust Amended and Restated Deferred Stock Plan for Non-Employee Trustees (the "Trustee Deferred Stock Plan"). Does not include 4,000 Common Shares issuable upon exercise of options granted under the Property Capital Trust 1994 Stock Option Plan for Non-Employee Trustees (the "Trustee Stock Option Plan") which have not yet vested.

{5/} Includes 105,400 Common Shares owned by Mr.Cervieri's wife or held by her as custodian and/or trustee, or by Mr.Cervieri's children. Mr.Cervieri disclaims any beneficial interest in such shares.

{6/} Includes 20,300 Common Shares held through The Boxer Trust, the profit-sharing trust for the Trust's former investment advisor, of which Mr. Cervieri is a Trustee, 38,904 Common Shares issuable under the Trustee Deferred Stock Plan and 3,963 Common Shares issuable upon conversion of $86,000 in principal amount of the Trust's 10% convertible debentures. Does not include 4,000 Common Shares issuable upon exercise of options granted under the Trustee Stock Option Plan which have not yet vested.

{7/} Represents 1,000 Common Shares held through an Individual
     Retirement Account owned and controlled by Ms.Devereux and 7,000 Common Shares issuable upon exercise of vested employee stock options granted under the 1992 Employee Stock Option Plan. Does not include 25,500 Common Shares issuable upon exercise of employee stock options granted under the 1992 Employee Stock Option Plan which have not yet vested.

{8/} Includes 34,690 Common Shares issuable under the Trustee Deferred
     Stock Plan. Does not include 4,000 Common Shares issuable upon exercise of options granted under the Trustee Stock Option Plan which have not yet vested.

{9/} Includes 400 Common Shares owned by Mr. Leinhardt's wife.  Mr.
     Leinhardt disclaims any beneficial interest in such shares. Also includes 6,457 Common Shares issuable under the Trustee Deferred Stock Plan. Does not include 4,000 Common Shares issuable upon exercise of options granted under the Trustee Stock Option Plan which have not yet vested.

{10/}Includes 11,169 Common Shares issuable under the Trustee Deferred
     Stock Plan. Does not include 4,000 Common Shares issuable upon exercise of options granted under the Trustee Stock Option Plan which have not yet vested.

{11/}Includes 16,000 Common Shares held for the benefit of Mr. Melzer through The Boxer Trust, the profit-sharing trust for the Trust's former investment advisor, of which Mr. Melzer is a Trustee, and 21,000 Common Shares issuable upon exercise of vested employee stock options granted under the 1992 Employee Stock Option Plan. Does not include 79,000 Common Shares issuable upon exercise of employee stock options granted under the

     1992 Employee Stock Option Plan which have not yet vested.

{12/}Includes 6,475 Common Shares issuable under the Trustee Deferred
     Stock Plan. Does not include 4,000 Common Shares issuable upon exercise of options granted under the Trustee Stock Option Plan which have not yet vested. The Massachusetts Institute of Technology ("M.I.T.") owns 350,000 Common Shares with respect to which Mr. Strehle has voting and investment power by virtue of his position as Vice President for Finance of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. of which Committee Mr.Strehle is an ex-officio member. In addition, the M.I.T. Retirement Plan owns 240,047 Common Shares with respect to which Mr.Strehle has voting and investment power by virtue of his position as Chairman of the Board of Trustees of the M.I.T. Retirement Plan. Mr.Strehle disclaims beneficial ownership of the Common Shares owned by M.I.T. and the M.I.T. Retirement Plan.

{13/}Includes 5,500 Common Shares issuable upon exercise of vested employee stock options granted under the 1992 Employee Stock Option Plan. Does not include 22,000 Common Shares issuable upon exercise of employee stock options granted under the 1992 Employee Stock Option Plan which have not yet vested.

{14/}Includes shares owned by members of the immediate families of certain Trustees and officers, as to which shares the relevant Trustee or officer disclaims beneficial ownership.


                  I.  ELECTION OF TRUSTEES

          The persons named in the accompanying proxy will vote the proxies received by them, unless they are instructed therein to refrain from voting, for the election of the seven nominees named below as Trustees, each to serve until the next Annual Meeting of Shareholders and until a successor is duly elected and qualified or until the Trustee's earlier resignation or removal. All of the nominees are currently Trustees of the Trust and were previously elected by the shareholders of the Trust. If any nominee does not remain a candidate at the time of the meeting, a situation which management does not now anticipate, proxies will be voted for a substitute nominee, if any, designated by the remaining Trustees.

          The affirmative vote of a plurality of the votes cast by holders of Common Shares at the meeting is required for the election of Trustees.

          The following table sets forth, as of October 30, 1995, certain information concerning the seven nominees:


                                   PRINCIPAL OCCUPATION
NOMINEE AND POSITIONS              FOR PAST 5 YEARS,                    TRUSTEE
HELD WITH TRUST                    AFFILIATIONS AND AGE                 SINCE



Walter M. Cabot                    Senior Advisor of Standish, Ayer &     1982
Trustee(1)(3)                      Wood, Inc., Boston, MA, investment
                                   counselors, since 1991; Director of
                                   Gasbeau Inc., Montreal, Canada,
                                   General Reinsurance Company,
                                   Greenwich, CT, and Rockefeller
                                   Financial Services, New York, NY;
                                   Trustee and Treasurer, Wellesley
                                   College, Wellesley, MA; Chairman,
                                   Board of Governors, New England
                                   Medical Center, Boston, MA; prior to
                                   1991, Director, President
                                   & Chief Executive Officer
                                   of the Harvard Management Company,
                                   Inc., Boston, MA, the endowment
                                   management subsidiary of Harvard
                                   University, and Deputy Treasurer of
                                   Harvard University (Age 62).

John A. Cervieri Jr.               Managing Trustee of the Trust since    1969
Managing Trustee(1)                1992; prior to 1992, Managing Trustee
                                   and Chief Executive Officer of the
                                   Trust; Chairman and President of
                                   Property Capital Associates, Inc.,
                                   formerly known as Property Capital
                                   Advisors, Inc. (the "Advisor") (the
                                   former investment advisor to the Trust)
                                   and its affiliates, Narragansett, RI;
                                   Chairman, PCA Institutional Advisors,
                                   a former affiliate of the Advisor and
                                   its affiliates, Boston, MA; Director
                                   of BayBanks, Inc., and BayBank
                                   Boston, N.A., Boston, MA; Chairman
                                   and Chief Executive Officer of
                                   Americana Hotels and Realty
                                   Corporation, Boston, MA; Trustee of
                                   New England Medical Center, Boston,
                                   MA (Age 64).

Graham O. Harrison                 Director, Beacon Properties            1980
Trustee(2)                         Corporation, Boston, MA, since May,
                                   1994; Manager and Investment
                                   Committee Chairman, Swarthmore
                                   College, PA; prior to May, 1994, Vice
                                   President and Chief Investment
                                   Officer of the Howard Hughes Medical
                                   Institute, Chevy Chase, MD.
                                   (Age 72).

Walter F. Leinhardt                Partner of Paul, Weiss, Rifkind,       1969
Trustee and Secretary(2)           Wharton & Garrison, NewYork, NY, law
                                   firm(4) (Age 63).

Edward H. Linde                    President of Boston Properties Inc.,   1985
Trustee(1)(3)                      Boston, MA, builders and developers
                                   (Age 54).

Robert M. Melzer                   President, Chief Executive Officer     1992
Trustee, President,                and Chief Financial Officer of
Chief Executive Officer            the Trust, since 1992; prior to
and Chief Financial                1992, President and Treasurer of the
Officer(1)                         Trust; Director of PCA Institutional
                                   Advisors, a former affiliate of the
                                   Advisor, and its affiliates, Boston,
                                   MA; Trustee and Secretary, Beth
                                   Israel Hospital, Boston, MA (Age 54).

Glenn P. Strehle                   Vice President for Finance (since      1993
Trustee(2)(3)                      1994), Treasurer (since 1975) and
                                   Vice President for resource
                                   development (from 1986 to 1994) of
                                   the Massachusetts Institute of
                                   Technology, Cambridge, MA; member of
                                   MIT Executive and Investment
                                   Committees; Chairman of the Trustees
                                   of the MIT Retirement Plan; Director
                                   of Liberty Financial Companies,
                                   Boston , MA, SofTech, Inc., Waltham,
                                   MA, and BayBanks, Inc. and BayBank
                                   Boston, N.A., Boston, MA (Age 59).

_______________

(1)  Member of the Executive Committee.

(2)  Member of the Audit Committee.

(3)  Member of the Compensation Committee.

(4) Paul, Weiss, Rifkind, Wharton & Garrison performed legal services for the Trust during fiscal 1995 and is performing legal services for the Trust during the current fiscal year. See "Certain
     Relationships and Related Transactions."

          During fiscal 1995, there were eight meetings of the Board of Trustees. The Trust has standing Audit, Executive and Compensation Committees. The Audit Committee, which during fiscal 1995 was composed of Messrs. Harrison, Leinhardt and Strehle, none of whom is or was employed by the Trust ("Outside Trustees"), met three times during such year. The function of the Audit Committee is to supervise all relations between the Trust and its independent auditors, including participating in the planning for the annual audit and receiving and reviewing the results of that audit.

          The Executive Committee (which during fiscal 1995 was composed of Messrs. Cabot, Cervieri, Linde and Melzer) is responsible, among other things, for addressing major issues which arise between scheduled Trustees' meetings. During fiscal 1995, the Executive Committee did not hold meetings, but its members discussed by telephone from time to time matters concerning the Trust's business.

          The Compensation Committee (which during fiscal 1995 was composed of three Outside Trustees, Messrs. Cabot, Linde and Strehle) met three times during fiscal 1995. The Compensation Committee is responsible for administering the 1992 Employee Stock Option Plan and for making decisions concerning the compensation of the Trust's executive officers which, in the case of Mr. Melzer, are subject to ratification by the full Board of Trustees.

          During fiscal 1996 the Audit and Compensation Committees will continue to be composed entirely of Outside Trustees. The Trust does not have a standing Nominating Committee. During fiscal 1995, each Trustee attended at least 75% of the meetings of the Board and of each committee on which such Trustee served.

COMPENSATION OF TRUSTEES

          Each Trustee receives a base fee of $833 per month and each member of the Executive Committee and each member of the Audit Committee receives a fee of $417 per month. Members of the Compensation Committee do not receive any additional compensation. In addition, each Trustee receives $1,000 for each meeting attended. Trustees' fees totaled $155,667 in fiscal 1995. The Trust also reimburses the Trustees for their expenses incurred in attending meetings of the Trustees. For fiscal 1995, reimbursed expenses totaled $2,460. Mr. Melzer receives no compensation for serving as a Trustee.

AMENDED AND RESTATED DEFERRED STOCK
PLAN FOR NON-EMPLOYEE TRUSTEES

          Under the Trustee Deferred Stock Plan, each Trustee may elect, on an annual basis, to have fees that would otherwise be payable in cash to the Trustee credited to an account for the Trustee's benefit. To the extent such fees are deferred by a Trustee, share units of the Trust's Common Shares are allocated to such Trustee's account based upon the closing price for the Common Shares on the American Stock Exchange as of the date the fees would have been paid. Share units are also allocated to reflect dividends that would have been paid on a number of Common Shares equal to the number of share units in a Trustee's account. Payments to a Trustee under the Trustee Deferred Stock Plan (which may only be made upon death, disability or ceasing to serve as a Trustee) are to be made in the form of Common Shares based on the number of share units allocated to such Trustee. For calendar 1995, all of the non-employee Trustees elected to participate in the Trustee Deferred Stock Plan with respect to all fees payable to them.

          The Trustees have the right at any time to require the Trust to fund a trust with Common Shares or other property that would be held in trust to satisfy the Trust's obligations under the Trustee Deferred Stock Plan. Once the trust is funded, the Trustees can direct that distributions on stock held in trust be held in cash or invested in cash equivalents. The Trustees expect that, in view of the New Business Plan (provided it is ratified by the shareholders), they will exercise their right to fund this trust in the near future.

1994 STOCK OPTION PLAN
FOR NON-EMPLOYEE TRUSTEES

          Under the Trustee Stock Option Plan, each Trustee who is not an employee of the Trust or any of its affiliates is entitled to receive a grant of non-qualified stock options for the purchase of 4,000 Common Shares upon the election or reelection of such Trustee at an annual meeting of shareholders (beginning with the Trust's 1994 Annual Meeting). The exercise price of options under the Trustee Stock Option Plan is equal to the fair market value of the underlying Common Shares on the date of grant. Options become exercisable on the day immediately preceding the next annual meeting of shareholders to occur following the date of grant, except in the event of death, disability or a change of control (as defined in the Trustee Stock Option
Plan) occurring prior to such annual meeting, in which case, such options immediately vest and become exercisable.



                   EXECUTIVE COMPENSATION


SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Trust during the fiscal years ended July 31, 1995, 1994 and 1993 for services rendered in all capacities to the Trust and its subsidiaries.



                                     SUMMARY COMPENSATION TABLE(1)
                                     -----------------------------



                                                                ANNUAL COMPENSATION               LONG-TERM
                                                     ---------------------------------------     COMPENSATION
                                                                                                 -------------
                                                                                                    COMMON
                                                                                                    SHARES
                                                                                                   UNDERLYING
                               FISCAL                                        OTHER ANNUAL           OPTIONS             ALL OTHER
                                YEAR                 SALARY      BONUSES     COMPENSATION           GRANTED           COMPENSATION
NAME AND PRINCIPAL POSITION    ENDED                   $            $              $                   #                   $
                              -------                -------      ------         -----              ---------            --------
Robert M. Melzer              7/31/95                232,207      30,000           0                35,000(3)            8,588(7)
President, Chief Executive    7/31/94                216,000      25,000           0                25,000(5)            8,682(8)
Officer and Chief Financial   7/31/93                200,000           0           0                40,000(6)            4,718(9)
Officer

William A. Bonn               7/31/95               177,788       30,000           0                12,500(3)            8,598(7)
Senior Vice President,        7/31/94               175,000       15,000           0                12,500(5)            8,422(8)
Counsel and Assistant         7/31/93               150,000(2)         0           0                20,000(6)            2,748(9)
Secretary

John J. Monkouski             7/31/95                120,000      10,000           0                 5,000(3)            4,493(7)
Vice President                7/31/94                118,000      10,000           0                 5,000(5)            2,823(8)
                              7/31/93                115,000           0           0                10,000(6)            2,158(9)

Michael I. Sucoff             7/31/95               111,952       20,000           0                 10,000(3)(4)        7,011(7)
Vice President                7/31/94               106,000       10,000           0                 7,500(5)            4,618(8)
                              7/31/93                84,398(10)        0           0                10,000(6)            3,122(9)

                            Page 13


Robin W. Devereux             7/31/95                 92,058      25,000           0                10,000(3)            6,344(7)
Vice President                7/31/94                 88,000      10,000           0                10,000(5)            5,011(8)
and Treasurer                 7/31/93                 80,000         --0         --0                12,500(6)            1,569(9)

_______________

(1) The columns designated by the Securities and Exchange Commission ("SEC") for the reporting of certain long-term compensation, including awards of restricted stock and long-term incentive plan payouts, have been eliminated as no such awards or payouts were made during the period covered by the table.

(2) In connection with the internalization of the Trust's management, the Trust agreed to permit Mr. Bonn to continue to perform certain services to the Advisor and its affiliates for which the Advisor and its affiliates paid the Trust based upon the number of hours worked by Mr. Bonn on such matters. The Trust further agreed that Mr. Bonn could receive up to a maximum of $25,000 of such amounts paid to the Trust by the Advisor and its affiliates for the services rendered by Mr. Bonn during fiscal 1993 to the Advisor and its affiliates with the balance being retained by the Trust. During fiscal 1993, Mr. Bonn received $25,000 from the Advisor and its affiliates for such services. Because such amount was not paid by the Trust for services rendered by Mr. Bonn to the Trust and its subsidiaries or at the request of the Trust and its subsidiaries, such amounts are not included in the Summary Compensation Table above.


(3) Effective as of November 30, 1994, the Compensation Committee awarded options to acquire Common Shares of the Trust to key employees of the Trust, including all five named executive officers, at the closing price of the Common Shares on the American Stock Exchange on such date ($6.125), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations. The options were awarded pursuant to the 1992 Employee Stock Option Plan.

(4) Effective as of February 22, 1995, the Compensation Committee awarded to Mr. Sucoff 5,000 options to acquire Common Shares of the Trust at the closing price of the Common Shares on the American Stock Exchange on such date ($6.375), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations. The options were awarded pursuant to the 1992 Employee Stock Option Plan.

(5) Effective as of January 6, 1994, the Compensation Committee awarded options to acquire Common Shares of the Trust to key employees of the Trust, including all five named executive officers, at the closing price of the Common Shares on the American Stock Exchange on such date ($6.375), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations. The options were awarded pursuant to the 1992 Employee Stock Option Plan.

(6) Effective as of January 8, 1993, the Compensation Committee awarded options to acquire Common Shares of the Trust to key employees of the Trust, including all five named executive officers, at the closing price of the Common Shares on the American Stock Exchange on such date ($3.75), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations. The options were awarded pursuant to the 1992 Employee Stock Option Plan.

(7) These amounts represent (i) amounts contributed by the Trust on a matching basis with contributions made by employees and on a profit-sharing basis under the PCT 401(k) Plan ($8,286 for Mr.Melzer, $8,296 for Mr.Bonn, $4,191 for Mr.Monkouski, $6,709 for Mr.Sucoff, and $6,042 for Ms.Devereux), and (ii) premiums paid by the Trust for term life insurance policies (in the aggregate face amount of $50,000 for each executive officer) ($302 for each of Messrs.Melzer, Bonn, Monkouski, Sucoff and Ms. Devereux).

(8) These amounts represent (i) amounts contributed by the Trust on a matching basis with contributions made by employees and on a profit-sharing basis under the PCT 401(k) Plan ($8,450 for Mr. Melzer, $8,190 for Mr. Bonn, $2,591 for Mr. Monkouski, $4,386 for Mr. Sucoff, and $4,779 for
    Ms. Devereux), and (ii) premiums paid by the Trust for term life insurance policies (in the aggregate face amount of $50,000 for each executive officer) ($232 for each of Messrs.Melzer, Bonn, Monkouski, Sucoff and Ms. Devereux).

(9) These amounts represent (i) amounts contributed by the Trust on a matching basis with contributions made by employees under the PCT 401(k) Plan ($4,497 for Mr. Melzer, $2,527 for Mr. Bonn, $1,937 for Mr. Monkouski, $3,000 for Mr. Sucoff, and $1,348 for Ms. Devereux), and (ii) premiums paid by the Trust for term life insurance policies

    (in the aggregate face amount of $50,000 for each executive officer) ($221 for each of Messrs. Melzer,Bonn, and Monkouski, and Ms. Devereux and $122 for Mr. Sucoff).

(10)During fiscal 1993, Mr. Sucoff's annual salary was $100,000. He received only $84,398 as he commenced employment with the Trust in September 1992.

STOCK OPTION GRANTS

          The following table sets forth certain information concerning stock option grants to the named executive officers during the last fiscal year under the 1992 Employee Stock Option Plan. The Trust does not grant stock appreciation rights ("SARs") of any kind.



                                   OPTION GRANTS IN LAST FISCAL YEAR(1)
                                                                                                              Grant Date
                                        Common      % of Total                                                 Value
                                        Shares      Options                                                   -----------
                                    Underlying     Granted to      Exercise or                                 Grant Date
                                       Options     Employees in    Base Price           Expiration           Present Value
      Name                         Granted (#)     Fiscal Year     ($/Sh)(1)(2)(3)          Date                 ($)(4)
      ----                         -----------     ------------    ---------------      ----------           -------------
Robert M. Melzer                        35,000         42%               6.125           11/30/04                41,650

William A. Bonn                         12,500         15%               6.125           11/30/04                14,875

John J. Monkouski                        5,000          6%               6.125           11/30/04                 5,950

Michael I. Sucoff                        5,000          6%               6.125           11/30/04                 5,950
                                         5,000          6%               6.375            2/22/05                 5,950

Robin W. Devereux                       10,000         12%               6.125           11/30/04                11,900

_______________

(1) Except as noted in footnote 2, all options were granted on November 30, 1994 and have an exercise price equal to the closing price of the Common Shares on the American Stock Exchange on such date ($6.125), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations.

(2) Five thousand options were granted to Mr. Sucoff on February 22, 1995 and have an exercise price equal to the closing price of the Common Shares on the American Stock Exchange on such date ($6.375), subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations.

(3) One-fifth of the options granted will vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant, subject (provided the New Business Plan is ratified by shareholders) to earlier vesting if the optionee's employment terminates by reason of the contraction of the Trust or if the option exercise price is reduced below $2.00, and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of the grant.

(4) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:

       (a)  assumed option term of 5 years;
       (b)  stock price volatility factor of 0.29;
       (c) 7.8% annual discount rate for the options granted on November 30, 1994 and 7.1% annual discount rate for the options granted on February 22, 1995;
       (d)  assumes a 6.31% dividend rate; and
       (e) 0% discount to Black-Scholes ratio for each year an option remains unvested.

OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

          The following table sets forth certain information concerning unexercised options to purchase Common Shares of the Trust held at the end of fiscal 1995 by the named executive officers. No named executive officers have any SARs.


                        Aggregated Option/Exercises in Last Fiscal Year and
                                   Fiscal Year End Option Values
                        ---------------------------------------------------

                                                                 Number of Common Shares
                              Shares                             Underlying Unexercised          Value of Unexercised
                             Acquired on     Value                  Options at Fiscal            in-the-money Options
      Name                  Exercises (#)   Realized                  Year-End(#)                at July 31, 1995(1)($)
      ----                  -------------   --------            -------------------------    ----------------------------
                                                                Exercisable  Unexercisable    Exercisable   Unexercisable
                                                                -----------  -------------    -----------   --------------
Robert M. Melzer                 0               $0              21,000            79,000         $76,125     $134,500

William A. Bonn                  0               $0              10,500            34,500         $38,063     $ 67,250

John J. Monkouski            3,000          $10,120                   0            15,000         $     0     $ 50,625

Michael I. Sucoff                0               $0               5,500            22,000         $19,438     $ 35,250

Robin W. Devereux                0               $0               7,000            25,500         $24,500     $ 44,875

_______________

(1)Based upon the closing sale price of the Common Shares on July 31, 1995 ($8.00) on the American Stock Exchange minus the option exercise price ($3.75, $6.125 and $6.375) of in-the-money stock options.



TERMINATION OF EMPLOYMENT,
CHANGE OF CONTROL AND INCENTIVE
COMPENSATION ARRANGEMENTS

          TERMINATION AGREEMENTS

          The Trust is a party to Termination Agreements (the "Termination Agreements") with Messrs. Melzer and Bonn (the "Executives"), which Termination Agreements expire on October 19, 2000 and July 31, 2000, respectively. During the term of the Termination Agreements, upon the occurrence of a "change of control" of the Trust, the Executives would be entitled to a payment from the Trust equal to 150% (in the case of Mr. Melzer) or 100% (in the case of Mr. Bonn) of such Executive's annual base salary at the date of such change of control if during the six months following such change of control the Executive elects to terminate his employment. Beginning October 19, 1997, the amount payable to Mr. Melzer following such termination will be reduced, pursuant to his Termination Agreement, to 100% of his annual base salary at the date of such change of control.

          The Termination Agreements also provide for the Trust to make certain payments to each Executive equal to a percentage (150% for Mr. Melzer or 100% for Mr. Bonn) of annual base salary on the date of termination or resignation if such executive is terminated by the Trust other than for "cause" or if the Executive resigns for "good reason." Beginning October 19, 1997, the amount payable to Mr. Melzer will be reduced, pursuant to his Termination Agreement, to 100% of his annual base salary at the date of such termination or resignation. The Termination Agreements provide that termination for "cause" may occur if (i)the Executive engages in fraud, misappropriation, embezzlement or any other conduct that either results in his conviction for a felony under the laws of the United States or any State or is designed to result, directly or indirectly, in improper gain or personal enrichment of the Executive at the expense of the Trust, or any of its affiliates, or (ii)in the reasonable opinion of the Trustees, the Executive has wilfully failed to perform material duties of his office and such failure is not cured within a cure period. The Termination Agreements provide that the Executive may resign for "good reason" if (i) the Executive is removed from his current position with the Trust (other than if he is terminated for cause or receives an equivalent or more senior position with the Trust), (ii)the Executive is assigned duties materially inconsistent with his position, responsibilities, reporting requirements and status or the Trust takes any action which results in a material diminution of his position, authority, duties, responsibilities, reporting requirements or status, subject in each case to a cure right,
(iii)the Executive's annual base salary is reduced or (iv)the Trust relocates its current headquarters outside the greater metropolitan
Boston area. The Termination Agreements also require that each Executive provide the Trust with at least six months' written notice prior to a voluntary cessation of employment with the Trust that does not qualify for payment of a termination fee.

          A "change of control" as defined in the Termination Agreements will have occurred if (i)after the effective date of the Termination Agreements, any person (as such term is used in the Exchange Act) becomes a beneficial owner directly or indirectly of securities representing 25% or more of the combined voting power of the then outstanding voting securities of the Trust or (ii)a merger or consolidation, a sale of all or substantially all of the assets of the Trust or a contested election of Trustees, or any combination of the foregoing, occurs and within two years after the occurrence of any of the foregoing, the individuals who are Trustees (excluding any employee of the Trust) immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Trust or the Board of Trustees or Directors of the Trust's successor.

          Neither executive is entitled to any payment under his Termination Agreement if he voluntarily leaves the employ of the Trust (other than for good reason or within six months after a change of control) or if his employment terminates by reason of his death or disability.

          Termination of employment by reason of a termination of the Trust, as contemplated by the New Business Plan, would trigger payments under the Termination Agreements.

          INCENTIVE COMPENSATION AGREEMENT

          As of August 25, 1995, the Trust entered into an Incentive Compensation Agreement (the "Incentive Compensation Agreement") with
Mr. Melzer to provide Mr. Melzer with incentive compensation to motivate him to remain with the Trust throughout the implementation of the New Business Plan. The Incentive Compensation Agreement is designed to reward Mr. Melzer based upon the amount of proceeds the Trust is able to realize upon the disposition of the Trust's portfolio in accordance with the New Business Plan.

          Under the Incentive Compensation Agreement, Mr. Melzer will receive cash compensation equal to the amount he would realize if he had purchased on May 24, 1995, 250,000 Common Shares of the Trust (the "Phantom Shares") at $6.75 per share, the market price of a Common Share on May 24, 1995 (the date the Trustees adopted the New Business Plan), with the proceeds of a loan made to him by the Trust bearing interest at the rate of 10% per annum, compounding monthly (the "Phantom Loan").
Each dividend or other distribution paid on each Common Share subsequent to May 24, 1995 is deemed to have been simultaneously paid on the Phantom Shares, with such dividends and other distributions being applied first to pay the interest on and principal of the Phantom Loan, and then paid in cash to Mr. Melzer. Upon termination of Mr. Melzer's employment with the Trust, whether such termination results from Mr.Melzer's discharge by the Trust or his election to leave the Trust, death or disability or the termination of the Trust, the Trust will pay to Mr. Melzer an amount in cash equal to the excess of the market value of the Phantom Shares (which is equivalent to the then market value of a like amount of Common Shares) over the amount, if any, then due on the Phantom Loan.
Mr. Melzer will not be entitled to receive any incentive compensation pursuant to the Incentive Compensation Agreement if, prior to August 31, 1996, Mr. Melzer voluntarily terminates his employment with the Trust other than within six months of a change of control (as defined in Mr. Melzer's Termination Agreement) or other than for good reason (as defined in Mr. Melzer's Termination Agreement).

Mr. Melzer also will not be entitled to any further payments if he voluntarily terminates his employment with the Trust and fails to give the Trust the requisite notice under his Termination Agreement or if the Trust terminates Mr. Melzer's employment for cause (as defined in Mr. Melzer's Termination Agreement). If the Trust merges or consolidates into or with another entity and the Trust is not the survivor of such merger or consolidation, then the surviving entity will be required to pay to Mr. Melzer an amount equal to the excess of the value of 250,000 Common Shares of the Trust in connection with such merger or consolidation over the amount then due on the Phantom Loan. The Incentive Compensation Agreement provides that it shall not become effective in the event that the Trust's shareholders do not ratify the New Business Plan and approve the proposed amendments to the Declaration of Trust.

BOARD OF TRUSTEE INTERLOCKS AND INSIDER PARTICIPATION

          During fiscal 1995 the Trust's Compensation Committee was composed of three Outside Trustees, and made compensation decisions regarding the executive officers of the Trust subject, in the case of Robert M. Melzer, President, Chief Executive Officer and Chief Financial Officer of the Trust, to ratification by the full Board of Trustees. Although Mr. Melzer is a member of the Board of Trustees, he does not participate in the Board's discussions regarding his compensation.
JohnA. Cervieri Jr. is the former Managing Trustee and Chief Executive Officer of the Trust. Mr.Cervieri currently serves as the Managing Trustee of the Trust and does participate in the Board's discussions regarding Mr. Melzer's compensation. In addition, Messrs.Melzer and Cervieri are principals of PCA Institutional Advisors ("PCAIA"), an affiliate of the Trust's former investment advisor which has entered into an agreement with the Trust described below. See "Certain Relationships and Related Transactions." Finally, Mr. Leinhardt is affiliated with an entity which received payments from the Trust in fiscal 1995 which are described below. See "Certain Relationships and Related Transactions." Mr.Leinhardt participated in the Board's compensation discussions concerning Mr. Melzer during fiscal 1995.

COMPENSATION COMMITTEE'S REPORT ON COMPENSATION

          The Trust had a standing Compensation Committee during fiscal 1995 and, accordingly, decisions regarding the compensation of the executive officers were made by the Compensation Committee subject, in the case of Robert M. Melzer, President, Chief Executive Officer and Chief Financial Officer of the Trust, to ratification by the full

Board of Trustees. Mr. Melzer did not participate in discussions regarding his own compensation.

          During fiscal 1995, the compensation of an executive officer of the Trust included cash compensation consisting of base salary plus bonuses (if any), and participation in certain benefit plans generally available to employees of the Trust such as the Trust's 401(k) plan, health insurance and stock options. The Compensation Committee fixed the annual salary of, and awarded cash bonuses to, the executive officers of the Trust subject, in the case of Robert M. Melzer, President, Chief Executive Officer and Chief Financial Officer of the Trust, to ratification by the full Board of Trustees (excluding Mr. Melzer).

          Executive officers of the Trust also are eligible to participate in the 1992 Employee Stock Option Plan. One of the purposes of the Plan is to link a significant portion of executive officers' total pay to the Trust's long-term share performance. The Plan provides key employees, including the executives listed in the Summary Compensation Table, with incentives that are contingent upon long-term increases in the Trust's Common Share price. During fiscal 1995, the Compensation Committee awarded stock options to Mr. Melzer and all of the Trust's other executive officers. The options granted by the Compensation
Committee to each executive officer vest over a five-year period provided such executive remains employed by the Trust and, accordingly, are also an incentive for executives to remain at the Trust during fiscal 1995.
In order to motivate the Trust's executive officers to remain with the Trust during the New Business Plan, the terms of all outstanding options were amended by the Compensation Committee (subject to ratification by shareholders of the New Business Plan) to provide for automatic vesting upon termination of an executive's employment with the Trust where such termination results from the contraction of the Trust or when the exercise price of such options falls below $2.00.

          In establishing officers' salaries and bonuses for the 1995 fiscal year, the Compensation Committee examined both the base salaries and bonuses such persons were being paid by the Trust and the compensation paid to officers by public companies with market capitalizations similar to the Trust, primarily other publicly-traded real estate investment trusts. In addition, the Compensation Committee generally seeks to link the compensation paid to the executive officers of the Trust to the performance of the Trust and, for certain executive officers, the performance of Trust investments for which they have responsibility. Specifically, the indicators of corporate performance which the Committee relied upon in making such decisions were the achievement of Trust and individual investment projections and budgets, success in leasing owned properties, consummation of targeted dispositions of Trust investments as well as the consideration received by the Trust from the purchasers in connection with such dispositions and the individual efforts and accomplishments of each executive officer in achieving such objectives.

          With regard to Mr. Melzer's salary and bonus during fiscal 1995, the Compensation Committee considered all of the indicia of performance that it considered for the other executive officers of the Trust. The Compensation Committee took into consideration the salaries and bonuses being paid to chief executive officers of public companies with market capitalizations similar to the Trust, primarily other publicly-traded real estate investment trusts and the ability of Mr. Melzer to work effectively with the Trustees and to direct the overall activities and performance of the other officers and employees of the Trust. The Compensation Committee also focused on Mr. Melzer's major contributions during the year to: (i) the improvement in the Trust's liquidity as exemplified by the reduction in its bank borrowings from $5,000,000 at July 31, 1994 to $0 at July 31, 1995; (ii) the continuation of the major redevelopment of Loehmann's Fashion Island with an improvement in leasing from 63% at July 1992 to 90% at July 31, 1995;
(iii)the disposition of two properties, 6110 Executive Boulevard and the Braes Hill apartments; (iv)the proposed settlement of the litigation involving the Trust's investment in the Canyon View apartments; and
(v)the development of the New Business Plan. The Compensation Committee awarded Mr. Melzer an additional 35,000 options pursuant to the 1992 Employee Stock Option Plan at an exercise price equal to the closing price of the Common Shares on the date of grant (subject to a dollar-for-dollar reduction (but not below $1.00) to reflect any distributions in excess of funds from operations), which award the Compensation Committee considered an appropriate long-term incentive for Mr. Melzer.

          In connection with the Trustees' adoption of the New Business Plan, the Compensation Committee, in order to retain personnel, adopted various incentive compensation and severance pay arrangements. Based on proposals of the Compensation Committee, the Trust entered into the Incentive Compensation Agreement with Robert Melzer referred to above. See "Termination of Employment, Change of Control and Incentive Compensation Arrangements -- Incentive Compensation Agreement." In addition, the Compensation Committee agreed to establish an annual incentive compensation program for all members of the Trust's staff, (excluding Mr. Melzer). This program calls for annual bonuses of up to 40% of base salary for officers (including executive officers other than Mr. Melzer). In determining the bonuses to be awarded in any year, the executive officers are to be evaluated on the basis of how well they performed in achieving individual goals and contributing to the Trust's overall efforts to accomplish the New Business Plan, and how well the Trust performed overall in achieving the objectives of the New Business Plan. The Compensation Committee also proposed that the existing severance arrangement be revised to provide that terminations as a result of the contraction of the Trust would result in severance payments equal to six months' base salary. This arrangement would apply to all employees, including executive officers (other than Messrs. Melzer and Bonn, each of whom is a party to a separate Termination Agreement (see "Termination of Employment,
Change of Control and Incentive Compensation Arrangements --
Termination Agreements")).

          By the Fiscal 1995 Compensation Committee:

          Walter M. Cabot
          Edward H. Linde
          Glenn P. Strehle


PERFORMANCE GRAPHS

          The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Trust's Common Shares against the cumulative total return of the American Stock Exchange Market Index and the National Association of Real Estate Investment Trust Total Return Index for Hybrid REITS (the "Hybrid Index") for the period of five years commencing August 1, 1990 and ended on the last day of the Trust's last completed fiscal year, July 31, 1995. The graph assumes an investment of $100 on August 1, 1990, a reinvestment of dividends and actual increase or decrease of the market value of the Trust's Common Shares relative to an initial investment of $100. The Trustees believe that the Hybrid Index is the most relevant index of a peer group for the Trust because the Trust's portfolio consists of wholly-owned properties, structured investments and mortgages.





----------------------------------------------------------------------------
  COMPARISON OF CUMULATIVE TOTAL RETURN FOR PERIOD FROM 7/31/90 THROUGH
       7/31/95 AMONG PROPERTY CAPITAL TRUST, AMEX MARKET INDEX AND
                NAREIT HYBRID REIT TOTAL RETURN INDEX




                            GRAPH




-----------------------------------------------------------------------------

         DATE           PCT              AMEX MARKET INDEX       HYBRID INDEX

        7/31/90       100.00                  100.00                100.00
        7/31/91        62.83                  104.15                106.42
        7/31/92        57.97                  109.97                118.05

        7/31/93        72.88                  123.59                154.18
        7/31/94        81.58                  123.78                169.60
        7/31/95       115.36                  147.98                188.42

          The following line graph utilizes the same indices as those utilized in the graph shown above, except that the graph set forth below shows such information for the period August 1, 1992 through July 31, 1995. The graph is included in order to demonstrate the performance of the Trust following a transition on August 1, 1992 from being advised by an outside advisor to being managed by its own officers and employees.




------------------------------------------------------------------------------
  COMPARISON OF CUMULATIVE TOTAL RETURN FOR PERIOD FROM 7/31/92 THROUGH
       7/31/95 AMONG PROPERTY CAPITAL TRUST, AMEX MARKET INDEX AND
                NAREIT HYBRID REIT TOTAL RETURN INDEX




                            GRAPH




------------------------------------------------------------------------------

          DATE           PCT              AMEX MARKET INDEX       HYBRID INDEX

        7/31/92        100.00                 100.00                100.00
        7/31/93        125.72                 112.38                130.61
        7/31/94        140.72                 112.56                143.68
        7/31/95        199.00                 134.56                159.52




          The Trust believes the information provided in the above two performance graphs has only limited relevance to an understanding of the Trust's compensation policies during the indicated period as the Trust believes that the graphs do not reflect all matters appropriately considered by the Trust in developing its compensation strategy.


       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In connection with the internalization of the Trust's management, the Trust and PCAIA (of which Messrs.Cervieri and Melzer, and two former officers of the Trust, and members of their families are principals), reached an agreement pursuant to which the Trust, effective as of August 1, 1992, assumed day-to-day responsibility for rendering services under advisory agreements (the "Advisory Agreements") between PCAIA and four investment partnerships (Property Capital Midwest Associates, L.P., PCA Southwest Associates Limited Partnership, PCA Canyon View Associates Limited Partnership and PCA Crossroads Associates, Ltd.) in which the Trust is a general partner (referred to collectively as the "Subject Partnerships") and an advisory agreement with respect to a loan participation in which the Trust serves as the lead lender
(referred to as the "Lisle Participation"). The requisite approvals of the limited partners in the Subject Partnerships and participants in the Lisle Participation were obtained and the Trust assumed the duties under the Advisory Agreements.

          In return for the Trust's taking over from PCAIA the management services for the Subject Partnerships and the Lisle Participation, the Trust receives annually the first $150,000 (which amount generally corresponded to the additional expenses incurred by the Trust in the performance of such tasks) payable pursuant to the Advisory Agreements plus 50% of additional amounts payable pursuant to the Advisory Agreements; the Trust's share of such additional amounts aggregated $174,474 in fiscal 1995. PCAIA received the remaining 50% of such payments in excess of $150,000. Excluded from the foregoing arrangement is the termination fee payable pursuant to the PCA Crossroads Associates, Ltd. ("Crossroads") advisory agreement. In October 1995, Crossroads sold its investment and a termination fee of $1,214,636 was paid by Crossroads to PCAIA. The net gain on sale to Crossroads after payment of the fee was $14,000,000. The Trust is a 25% general partner in Crossroads.

          Commencing on August 1, 1997, the Trust may terminate the foregoing sharing arrangement and thereby receive 100% of all payments under the Advisory Agreements (other than the termination fee payable pursuant to the Crossroads advisory agreement) by paying PCAIA an amount (the "Buy-Out Amount") equal to three times the average of the annual payments received by PCAIA under such sharing arrangement during the two prior fiscal years, calculated, however, without reference to payments attributable to properties sold or otherwise disposed of during such fiscal years. The Buy-Out Amount is payable by the Trust in three annual installments, in arrears, with interest accruing on the unpaid principal amount of such payment at the prime rate of the Trust's primary bank lender. The Buy-Out Amount is reduced in the event that properties are sold or otherwise disposed of during the three years over which such amount is payable.

          During fiscal 1995, the Trust incurred legal fees in the amount of $240,840 (exclusive of additional amounts, if any, paid by the Trust's lessees and borrowers) with the law firm of Paul, Weiss, Rifkind, Wharton& Garrison, of which Walter F. Leinhardt, Secretary and Trustee of the Trust, is a partner.


                    II. NEW BUSINESS PLAN

          On May 24, 1995, the Trustees unanimously approved the New
Business Plan and directed that the plan be submitted to the Trust's shareholders for ratification and that certain amendments to the Trust's Declaration of Trust designed to facilitate the implementation by the Trust of the New Business Plan also be submitted to the Trust's shareholders for approval. The New Business
Plan provides for the orderly disposition of the Trust's assets, on a property-by-property basis, over a period of time that is estimated to be between three and five years. The resolution of the Board of Trustees approving the New Business Plan and the text of the proposed amendments to Sections 10.1(c) and 10.3 of the Declaration of Trust are set forth in Exhibit A attached to this proxy statement.

          The Trustees have elected to submit the New Business Plan to shareholders for ratification and have also proposed the amendments to the Declaration of Trust in order to facilitate the implementation of the New Business Plan. Due to the interdependence of the New Business Plan and the proposed amendments, the Trustees are submitting them as one proposal to the Trust's shareholders. As required by the Declaration of Trust, the adoption of the proposed amendments to the Declaration of Trust require the affirmative vote of holders of two-thirds of the outstanding Common Shares. The Trustees recommend that the shareholders vote FOR the ratification of the New Business Plan and the approval of the amendments.

BACKGROUND OF THE NEW BUSINESS PLAN

          The Trust was formed in 1969 with the objective of investing capital in land leasebacks and similar equity-equivalent transactions to generate current income and capital appreciation for its shareholders. The Trust's real estate portfolio is comprised primarily of equity investments in office buildings, shopping centers, apartment complexes and hotels located throughout the United States. These investments are made either directly (including through wholly owned subsidiaries) or through limited partnerships or a participation agreement in which the Trust is general partner or lead lender and other institutional investors are the limited partners or participating lenders. In recent years, the Trust has taken over its tenants' or mortgagors' interests in a number of properties, with the result that certain investments are in land leasebacks and/or mortgage loans (which the Trust classifies as "structured transactions"), while others represent title to improved income-producing properties. At July 31, 1995, the Trust held 13 owned properties, consisting of 5 held directly by the Trust (or its subsidiaries) and 8 held through investment partnerships, and 14 structured transactions, consisting of 10 held directly by the Trust and 4 held through investment partnerships.

          Since the termination by the Trustees in October 1989 of the plan of liquidation approved by shareholders in December 1988, the Trust's business plan has focused on maximizing shareholder values through asset, portfolio and liability management and the selective disposition of investments. This business plan was in large part a response to the impact of the recent recession on the real estate industry. During the time this plan was in effect, the Trust retained much of its portfolio, disposing of three investments in fiscal 1990, no investments in fiscal 1991, three investments in fiscal 1992, three investments in fiscal 1993, four investments in fiscal 1994 and two investments in fiscal 1995.


CONSIDERATION OF NEW BUSINESS PLAN

          Following improvements in rental rates and occupancies throughout the Trust's portfolio attributable to improving economic conditions and considerable progress made by management in resolving problems affecting the portfolio, the Trustees undertook a re-evaluation of the Trust's business plan. The Trustees initiated such a review because of their belief that the Trust's stock price has not been reflective of the true value of the Trust's assets. As a result of this re-evaluation, the Trustees concluded that the best means to maximize shareholder values is to provide for an orderly disposition of the Trust's investments over a reasonable period of time.

          The Trustees considered and rejected other strategies, such as a business combination with another real estate investment trust, acquiring another real estate investment trust, selling the Trust's investments in a bulk sale, continuing the business of the Trust as usual, and continuing the business with a narrower focus and raising capital to fund new investments. The Trustees rejected the possibility of combining with or acquiring another real estate investment trust or raising capital to fund new investments as being unlikely to be consummated or inappropriate given their belief that the stock price is not reflective of the value of the Trust's assets. In addition, the Trustees believe that the interests of the shareholders would better be served by distributing the net cash proceeds of the sale of the Trust's assets to the shareholders, who would then be free to make their own investment decisions as to such proceeds, rather than by offering by way of a merger or acquisition of the Trust, in effect, an entirely new investment alternative.

          The Trustees also rejected the notion of continuing the Trust's existing business or making new investments because they believed that either alternative would more likely than not perpetuate the dichotomy between the Trust's stock price and the value of its assets. There were various reasons for this belief. First, the Trust's portfolio consists of different property types -- office buildings, shopping centers, apartments and hotels -- located throughout the United States. The Trustees believe that in today's market, diversification is viewed as a disadvantage. Newer real estate investment trusts focus on one property type or on one geographic area (or both). Thus, the Trustees believe that the diversity of the Trust's portfolio makes the portfolio unattractive to other real estate investment trusts or to investors. Second, the newer real estate investment trusts generally are integrated businesses, with their own property management capabilities and often development capabilities. The Trust traditionally has been a passive investor and generally hires third parties to perform these functions. Finally, the Trust is relatively small in size, as it has contracted through sporadic sales and other dispositions of investments. This deprives it of any meaningful following in the market. Further, the costs of operating the Trust, which are difficult to reduce because of the nature of the portfolio and the Trust's status as a public reporting company, make questionable the economics of continuing the Trust's business.

          Nor did the Trustees believe that narrowing the strategic focus of the Trust to one property type would be advantageous. Doing so would require the disposition of a significant portion of the Trust's portfolio (namely, all of the investments other than the product type selected under the new strategy). The Trustees concluded that if a major portion of the portfolio were to be sold, it would be preferable to distribute the sales proceeds to shareholders, rather than to reinvest the funds in what would essentially be a new business enterprise and which offers no guaranty of success.

          In deciding not to proceed with a bulk sale of the Trust's portfolio, the Trustees concluded that the Trust's diversified portfolio would trade at a discount to underlying values. On the other hand, the Trustees believe that there is a market for the Trust's investments on a property-by-property basis at prices that are reflective of value. If, however, the opportunity presents itself to sell assets on a bulk-sale basis at a price reflective of value, the Trustees will approve such sale, subject to shareholder approval, if required.

IMPLEMENTATION OF THE NEW BUSINESS PLAN

          In implementing the New Business Plan, the Trustees envision two different approaches, one relating to the structured transactions and the other to the owned properties.

          With respect to the structured transactions, the Trust has commenced discussions with many of its lessee/mortgagors regarding repurchasing or repaying the Trust's investments. Since management is intent on realizing full value for the structured transactions, negotiations with these logical purchasers are likely to extend over a period of time. Management believes that this period could last from three to five years.

          With respect to the disposition of owned properties, the Trust will base its decisions with respect to timing of sales on such factors as the physical condition of a property, the occupancy and cash flow of a property and an assessment of expected changes in the local real estate market. The Trust anticipates using brokers to handle most sales of owned properties. It is expected that once a decision to sell an owned property is made by the Trustees (subject, in the case of owned properties held by Investment Partnerships, to obtaining the consent of the limited partners of such partnerships), the process of broker selection, marketing, contract negotiations and closing should normally take between six and nine months.

          At July 31, 1995, the Trust characterized for financial reporting purposes five owned properties (one held directly by the Trust and four held by investment partnerships) as "held for sale." These are properties which have been approved for sale by the Trustees and, where necessary, by the limited partners of an Investment Partnership, and currently are being marketed. The Trust's investment in these properties at July 31, 1995 was $38,702,000 (22% of the portfolio).

          It is not expected that any properties will be sold to persons deemed to be affiliates of the Trust. Each offer to purchase Trust assets must be acted upon by the Board of Trustees, which Board is comprised of seven Trustees, five of whom are unaffiliated with the Trust or its former investment advisor. As a result of the proposed amendments to the Declaration of Trust, the Trust will be able, as part of the implementation of the New Business Plan, to dispose of assets in the amount of up to $50,000,000 without shareholder approval.

          It is not possible to determine with any reasonable degree of certainty the aggregate net proceeds that may ultimately be available for distribution to the Trust's shareholders upon consummation of the New Business Plan. As noted above, the Trust intends to dispose of its portfolio of real estate investments over an indeterminable period, currently anticipated to be three to five years. The amount of proceeds received from the disposition of individual properties is dependent on a number of conditions, many of which are beyond the power of the Trust to control, including market conditions at the time of each sale as well as each property's performance and leasing status. Nevertheless, subject to the foregoing limitations, PCT's management currently estimates that the net proceeds from the sale of the Trust's real estate investments will permit the Trust to make distributions to its shareholders aggregating approximately $10 per share, which approximates total shareholders' equity as reported in the Trust's financial statements at July 31, 1995 (after dilution for all options currently outstanding). There can be no assurance, however, that the Trust will be able to generate sufficient net proceeds from the sale of the Trust's portfolio to permit the Trust to make distributions to its shareholders in that amount and the aggregate amount of distributions ultimately made to shareholders may vary materially from the amount stated above. On May 24, 1995, the day the Trust announced the adoption of the New Business Plan, the closing price of the Common Shares on the American Stock Exchange was $6 3/4 per share. During the period from December 1, 1993 through May 24, 1995, the closing price of the Common Shares on the American Stock Exchange did not exceed $7 per share. On October 26, 1995, the closing price of the Common Shares on the American Stock Exchange was $8 7/16 per share.

          As of July 31, 1995, the Trust had $71,816,000 of indebtedness outstanding, including $40,145,000 of mortgages on three owned properties, $2,546,000 aggregate principal amount of 9-3/4% Convertible Subordinated Debentures due May 15, 2008 and $29,125,000 aggregate principal amount of 10% Convertible Subordinated Debentures due December 15, 2009.

          Proceeds of dispositions will be used during the course of the implementation of the New Business Plan to retire debt, repurchase outstanding Common Shares and/or make distributions to shareholders. Distributions to shareholders will be made periodically at such times and upon such terms as determined by the Trustees. Following the sale of all of the Trust's assets and satisfaction by the Trust, through payment or establishment of reserves, of all of its liabilities and obligations, including the expenses of such sales, the Trust will distribute to its shareholders the balance of available proceeds. The

Trustees may from time to time fix a date in respect of any distribution for the determination of the persons to be treated as shareholders of record entitled to receive such distributions.

          Before the final distributions of the Trust's remaining assets to the shareholders, the Common Shares will continue to be transferable and the Trust's shareholders will continue to have such rights as applicable law confers upon shareholders. It is the intention of the Trustees to maintain the listing of the Common Shares on the American Stock Exchange until such time as the American Stock Exchange causes the Common Shares to be delisted. Once all of the Trust's assets have been sold and the net proceeds have been distributed to the Trust's shareholders, the legal formalities of terminating the Trust will be completed in accordance with the terms of the Declaration of Trust and with Massachusetts law.

          In the event of the failure of the shareholders to approve the New Business Plan, the Trust intends to continue to transact business as a real estate investment trust and to consider alternative courses of action.


          No shareholders of the Trust will have any rights of appraisal or similar dissenters' rights with respect to the New Business Plan under the Trust's Declaration of Trust or Massachusetts law.


TRUST BUSINESS AND PROPERTIES

          The Trust is an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated June 9, 1969, as amended and restated. Since 1969, the Trust has qualified and has elected to be taxed as a real estate investment trust.

          As of July 31, 1995, the Trust's real estate portfolio consisted of $175,040,000 (net of the accumulated depreciation and before the allowance for possible investment losses) in real estate investments and was diversified by type of property as follows: $69,178,000 or 40% was invested in office buildings, $56,480,000 or 32% was invested in shopping centers, $28,685,000 or 16% was invested in apartments and $20,697,000 or 12% was invested in hotels. The portfolio was also diversified by geographic region as follows: $83,487,000 or 48% was located in the Midwest, $58,016,000 or 33% was located in the South, $18,687,000 or 11% was located in the East and $14,850,000 or 8% was located in the West.

          A list of the Trust's properties and certain information in respect thereof are set forth on page 5 of the Trust's 1995 Annual Report, a copy of which accompanies this proxy statement.

SHAREHOLDER ACTION AND AMENDMENTS
TO DECLARATION OF TRUST

          The Trustees unanimously recommend that the Trust's shareholders adopt the resolutions set forth on Exhibit A ratifying the New Business Plan and, to facilitate the implementation of the New Business Plan, approving the amendments to Sections 10.3 and 10.1(c) of the Declaration of Trust described below.

          In order for the Trustees to sell, exchange or otherwise transfer, whether or not in the ordinary course of business, all or substantially all of the Trust's property, Section 10.3 of the Declaration of Trust currently requires, by reference to Section 10.4 of the Declaration of Trust, the approval of (i)the holders of two-thirds of the outstanding Common Shares voted in person or by proxy at a meeting or (ii) a majority of the Trustees and the holders of two-thirds of the outstanding Common Shares, by an instrument in writing without a meeting, signed by such persons.

          Under the New Business Plan, the Trustees expect to dispose of the Trust's real estate assets on a property-by-property basis. Section
10.3 as currently in effect would require the Trustees to seek approval of the holders of two-thirds of the outstanding Common Shares of the Trust prior to the sale of assets of the Trust that constitute "all or substantially" all of the Trust's assets. It is difficult to apply this requirement to the implementation of the New Business Plan, which contemplates not a bulk sale of all or substantially all of the Trust's assets, but a series of sales on a property-by-property basis. It is not clear when, if ever (other than upon the sale of the Trust's last property), the required approval of shareholders should be sought under the New Business Plan. Moreover, because shareholders are being asked to ratify the New Business Plan, the requirements of Section 10.3 become less meaningful. Within the context of the New Business Plan, the Trustees do believe that the shareholders should not be deprived of their approval rights if a major bulk sale materializes. Accordingly, in lieu of the "all or substantially all" approval right currently in existence, the Trustees propose that the shareholders have the right to approve any disposition generating proceeds in excess of a specified threshold. The Trustees have determined that such threshold should be $50,000,000.

          Section 10.3 as proposed to be amended would allow the Trustees, without any notice to, or approval of, the

Trust's shareholders, to sell, exchange or transfer assets comprising part of the Trust's property in a single transaction, or a series of related transactions, for aggregate consideration to the Trust of less than $50,000,000, whether or not such sale, exchange or other transfer is in the ordinary course of business. Any such sale, exchange or other transfer for which the aggregate consideration to be received by the Trust equals or exceeds $50,000,000, would continue to require the approval of holders of two-thirds of the outstanding Common Shares.

          The second amendment to the Declaration of Trust involves the eventual termination of the Trust. Section 10.1(c) of the Declaration of Trust as currently in effect provides, by reference to Section 10.4 of the Declaration of Trust, that in order to terminate the Trust (i)the holders of two-thirds of the outstanding Common Shares must vote in person or by proxy at a meeting in favor of such termination or (ii) a majority of the Trustees and the holders of two-thirds of the outstanding Common Shares must consent to such termination by an instrument in writing without a meeting, signed by such persons.

          It is the Trustees' intention ultimately to terminate the Trust following the disposition of the Trust's assets pursuant to the New Business Plan. If the shareholders ratify the New Business Plan, there would be no reason to seek a further vote of the shareholders to the formal legal termination of the Trust once all or virtually all of its assets have been disposed of. Accordingly, the Trustees recommend amending Section 10.1(c) to allow the Trustees, without shareholder approval, to authorize commencing the legal formalities to terminate the Trust once the real estate assets of the Trust have a value of less than $10,000,000.

          Section 10.1(c) as proposed to be amended would allow a majority of the Trustees, without any action on the part of the Trust's shareholders, to authorize commencing the legal formalities to terminate the Trust, if and so long as the real estate assets of the Trust have a value less than $10,000,000. If the real estate assets of the Trust have a value greater than $10,000,000, the Trust could only be terminated with the approval of holders of two-thirds of the outstanding Common Shares.

          Due to the fact that the proposed amendments described above give the Trustees significant discretion to dispose of the Trust's assets, it is possible that a third party interested in acquiring or merging with the Trust might be discouraged from making an offer to do so because the Trustees would be permitted to dispose of assets prior to the consummation of such proposed transactions.

Therefore, although not so intended, the overall effect of the actions described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Trust by a holder of a large block of the Trust's capital stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Trust's shareholders generally.


          The ratification of the New Business Plan and the adoption of the proposed amendments to the Declaration of Trust require the affirmative vote of holders of two-thirds of the outstanding Common Shares. The Trustees recommend that the shareholders vote FOR the ratification of the New Business Plan and the approval of the amendments.


           III. RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT AUDITORS

          At the Annual Meeting, shareholders will vote on the ratification of the appointment of Ernst & Young LLP as the Trust's independent auditors for fiscal 1996. Ernst & Young LLP (or its predecessor) has served as the Trust's independent auditors since the Trust's inception in 1969. Ernst & Young LLP has no financial interest in the Trust and has not had any connection with the Trust in the capacity of promoter, underwriter, trustee, director, officer or employee.

          If the shareholders do not approve the appointment of Ernst & Young LLP, the Trustees will give consideration to the appointment of another independent auditor at the earliest practicable date. A representative of Ernst & Young LLP will be present at the Annual Meeting to answer any shareholder questions. The representative will be given the opportunity to make a statement if he or she desires to do so.

          The Audit Committee of the Trust and the Trustees recommend that the shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

          ANNUAL REPORT; INCORPORATION BY REFERENCE

          The Trust's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (which contains the Trust's audited consolidated financial statements) is being mailed to shareholders together with this Proxy Statement and is incorporated herein by reference. To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Trust under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee's Report on Compensation" and "Performance Graphs" shall not be deemed to be so incorporated unless specifically otherwise provided for in any such filing.

       SUBMISSION OF PROPOSALS FOR 1996 ANNUAL MEETING

          The 1996 Annual Meeting of Shareholders is scheduled to be held on November 19, 1996. In order to be considered for inclusion in the proxy material for that meeting, shareholder proposals must be received at the Trust's offices not later than July 3, 1996.


                              By Order of the Trustees,


                              WALTER F. LEINHARDT,
                              Secretary


Boston, Massachusetts
November 7, 1995

                                                   EXHIBIT A



                   Resolutions of the Shareholders of
                   Property Capital Trust Authorizing
                           New Business Plan
                   ----------------------------------


          WHEREAS, on May 24, 1995 the Trustees of Property Capital Trust (the "Trust") adopted a business plan for the Trust that provides for the orderly disposition of the Trust's assets, on a property-by-property basis, over a period of time that is estimated to be between three and five years (the "New Business Plan"); and

          WHEREAS, Section 10.1 of the Trust's Declaration of Trust dated as of June 9, 1969, as restated and amended to date (the "Declaration of Trust"), provides that the Trust may be terminated upon a vote of holders (the "Shareholders") of two-thirds of the outstanding common shares of the Trust (the "Shares") or upon a vote of a majority of the Trustees of the Trust and the written consent of Shareholders holding two-thirds of the outstanding Shares; and

          WHEREAS, Section 10.3 of the Declaration of Trust provides that the Trustees may, when authorized by a vote of Shareholders holding two-thirds of the outstanding Shares, sell, exchange or otherwise transfer, whether or not in the ordinary course of business, all or substantially all of the Trust's assets, but that the sale, exchange or other transfer of any part of the Trust's assets that is less than all or substantially all thereof shall not require any notice to or approval of the Shareholders, whether or not such sale, exchange or other transfer is in the ordinary course of business; and

          WHEREAS, the language of Section 10.3 of the Declaration of Trust does not contemplate or readily apply to the New Business Plan, which provides not for a bulk sale of all or substantially all of the Trust's assets but for the orderly disposition of the Trust's assets through a series of individual property sales over a period estimated to be three to five years; and

          WHEREAS, the implementation of the New Business Plan will result in the ultimate termination of the business of the Trust by reason of the sale of its assets; and

          WHEREAS, the Trustees have accordingly conditioned their adoption of the New Business Plan on the adoption by the Shareholders of the resolutions set forth below;

          NOW, THEREFORE, be it

          RESOLVED, that the New Business Plan, as adopted by the Trustees at their meeting held on May 24, 1995, be, and it hereby is, ratified, confirmed and approved; and

          RESOLVED, that the first sentence of Section 10.1(c) of the Declaration of Trust be, and the same hereby is, amended to read in full as follows (struck text to be deleted; underlined text to be added pursuant to the proposed amendments):


               The Trust may be terminated at any time in the manner set forth in Section 10.4.


               The Trust may be terminated at any time in the manner set forth in Section 10.4{1} ; provided, however, that notwithstanding the requirements of
          Section 10.4, if and so long as the real estate assets of the Trust have a value less than $10,000,000, a majority of the Trustees then in office shall be entitled, without any further action on the part of the Trust's Shareholders, to terminate the Trust; and

          RESOLVED, that Section 10.3 of the Declaration of Trust be, and the same hereby is, amended to read in full as follows (struck text to be deleted; underlined text to be added pursuant to the proposed amendments):

--------------------

{1/} 10.4   REQUIREMENTS FOR CERTAIN ACTIONS OF TRUSTEES AND SHAREHOLDERS.
Any amendment  of  this  Declaration  in accordance with paragraph (b) of
Section 10.1  or any action taken in accordance  with  paragraph  (c)  of
Section 10.1, Section 10.2 or the first sentence of Section 10.3 shall not be given effect unless and until the following conditions have been fulfilled: (i) the holders of two-thirds of the outstanding Shares have voted in person or by proxy at a meeting in favor of such amendment or action, as the case may be; or (ii) a majority of the Trustees then in office and the holders of two-thirds of the outstanding Shares have consented, by an instrument in writing, without a meeting, signed by such persons to such amendment or action, as the case may be.

               10.3 SALE OF ALL OR SUBSTANTIALLY ALL OF THE TRUST PROPERTY. The Trustees may, when authorized in accordance with the requirements set forth in
          Section 10.4 and upon such terms and conditions and for such consideration as the Trustees may fix, sell, exchange or otherwise transfer, whether or not in the ordinary course of business, all or substantially all of the Trust Property. The sale, exchange or other transfer of any part of the Trust Property that is less than all or substantially all of the Trust Property shall not require any notice to, or approval of, the Shareholders, whether or not such sale, exchange or other transfer is in the ordinary course of business or is of an integral part of the business of the Trust.




               10.3 SHAREHOLDER APPROVAL OF CERTAIN SALES OF THE TRUST PROPERTY. The Trustees may not, unless authorized in accordance with the requirements set forth in Section 10.4, sell, exchange or otherwise transfer, whether or not in the ordinary course of business, assets comprising part of the Trust Property in a single transaction, or a series of related transactions, if the aggregate consideration to be received by the Trust for such assets equals or exceeds the sum of $50,000,000. The Trustees may sell, exchange or transfer assets comprising part of the Trust Property in a single transaction, or a series of related transactions, for aggregate consideration to the Trust of less than $50,000,000 without any notice to, or approval of, the Shareholders, whether or not such sale, exchange or other transfer is in the ordinary course of business. Sales, exchanges or other transfers of assets comprising part of the Trust Property made to effectuate the provisions of the business plan adopted by the Trustees at their meeting held on May 24, 1995 shall not be deemed to have taken place in a series of related transactions solely because they are carried out in implementation of that business plan.